EXHIBIT 99.1

      Anaren Reports 3rd Quarter Results

      SYRACUSE, N.Y., April 26 /PRNewswire-FirstCall/ -- Anaren, Inc. (Nasdaq:
ANEN) today reported record net sales for the third quarter ended March 31, 2007 of $32.6 million, up 22% from the third quarter of fiscal year 2006.

      (Logo: http://www.newscom.com/cgi-bin/prnh/20021022/NYTU197LOGO ) Net income for the third quarter of fiscal 2007 was $4.1 million, or $0.23 per diluted share, up 26% from $3.3 million, or $0.19 per diluted share for the third quarter of last year. Net income for the quarter included $0.04 per diluted share in stock based compensation expense. Excluding stock based compensation expense, net income for the third quarter was $4.8 million, or $0.27 per diluted share.

      The effective tax rate for the third quarter of fiscal 2007 was 26.4%, compared to 22.9% for the third quarter of fiscal 2006 as a result of the on-going phase out of the federal extraterritorial tax credit and the current increasing level of income.

      Operating income for the third quarter of fiscal 2007 was $4.7 million, or 14.4% of net sales, up 34% from the third quarter of last year. Operating income for the quarter included $850,000 of stock based compensation expense. Excluding stock based compensation expense, operating income for the third quarter of fiscal 2007 was $5.6 million, or 17.0% of net sales.

      Lawrence A. Sala, Anaren's President and CEO said, "The growth in net sales for the quarter was driven by the Space & Defense Group due to continued production of components for a counter-improvised explosive device (IED) application as well as growth in our Wireless Group as a result of improved demand across our wireless infrastructure customers." Mr. Sala added, "Increased production of a new custom assembly product along with increased penetration of key Asian OEMs also had a positive impact on Wireless Group net sales for the quarter."

      For the nine months ended March 31, 2007, net sales were $93.1 million, up 22% from the first nine months of fiscal 2006. Operating income for the first nine months of fiscal 2007 was $13.1 million, or 14.0% of net sales, up 62% from the first nine months of last year. Operating income for the first nine months of fiscal 2007 included $2.5 million in stock based compensation expense. Operating income before stock based compensation expense for the first nine months of fiscal 2007 was 16.7% of net sales. Net income for the first nine months of fiscal 2007 was $11.9 million, or $0.66 per diluted share, including $0.12 per diluted share in stock based compensation expense. This compares to net income for the first nine months of fiscal 2006 of $7.5 million, or $0.42 per diluted share, which included $2.6 million, or $0.14 per diluted share in stock based compensation expense.

      Balance Sheet

      During the third quarter, the Company generated $3.3 million in cash from operations and used $12.1 million to repurchase 716,774 shares of its common stock. Expenditures for capital additions in the third quarter were $3.2 million driven primarily by the building expansion at the Company's East Syracuse, New York manufacturing facility and capital equipment purchases for the Company's new LTCC manufacturing capability. Funds required for stock repurchases and capital expenditures in excess of funds generated by operations came from maturities of the Company's investments. Cash, cash equivalents and marketable debt securities at March 31, 2007 were $79.4 million.

      Wireless Group

      Wireless Group net sales for the quarter were $17.8 million, up 11.7% from the third quarter of fiscal 2006. Demand increased from second quarter levels across all wireless infrastructure product lines. Sales of consumer component products were $0.9 million for the quarter, up 48% from the third quarter of last year. A shift in product mix at our direct broadcast satellite customers has reduced demand for our balun products.

      Wireless infrastructure related product development activity remains focused on expanding the ferrite component and custom assembly product lines. During the quarter the Group began volume production of a new custom assembly product, captured a design win for a new ferrite based custom assembly and began sampling a new low cost, high performance, ferrite component product for base station amplifier applications. "Though visibility remains limited, wireless infrastructure demand improved throughout the quarter and we are pleased with the pace of our new product development activities," said Mr. Sala.

      Customers that generated greater than 10% of Wireless Group net sales for the quarter were Motorola, Inc. and Nokia Corp.

      Space & Defense Group

      Space & Defense Group net sales for the quarter were $14.8 million, up 38% from the third quarter of fiscal 2006 due largely to production of components for a counter-IED application. New orders for the quarter totaled $5.3 million and included initial funding under the previously announced Globalstar II antenna beamforming contract. The relatively low order level for the quarter was the result of timing and we continue to see numerous new Space & Defense opportunities. Space & Defense backlog at March 31, 2007 was $41.2 million.

      Non-GAAP Measurements

      Non-GAAP results, which are a supplement to financial results based on GAAP, exclude charges for stock based compensation. The Company believes these non-GAAP financial measures provide useful information to both management and investors to help understand and compare business trends among reporting periods on a consistent basis. Additionally, these non-GAAP financial measurements are one of the primary indicators management uses for planning and forecasting in future periods. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with accounting principles generally accepted in the United States.

      Outlook

      For the fourth quarter, we expect comparable demand for wireless infrastructure and consumer component products and a decrease in sales for the Space & Defense segment as a result of the anticipated decline in sales of counter-IED related components. As a result, we expect net sales to be in the range of $28.0 - $31.0 million for the fourth quarter of fiscal 2007. With an anticipated tax rate of approximately 26% and an expected stock based compensation expense of approximately $0.04 per diluted share, we expect net earnings per diluted share to be in the range of $0.16 - $0.21 for the fourth quarter.

      Forward-Looking Statements

      The statements contained in this news release which are not historical information are "forward-looking statements". These, and other forward- looking statements, are subject to business and economic risks and uncertainties that could cause actual results to differ materially from those discussed. The risks and uncertainties described below are not the only risks and uncertainties facing our Company. Additional risks and uncertainties not presently known to us or that are currently deemed immaterial may also impair our business operations. If any of the following risks actually occur, our business could be adversely affected, and the trading price of our common stock could decline, and you may lose all or part of your investment. Such known factors include, but are not limited to: the Company's ability to timely ramp up to meet some of our customers' increased demands; potential unanticipated liabilities and delays associated with the physical expansion of the Company's Syracuse, New York facility; unanticipated delays in successfully completing customer orders within contractually required timeframes; increased pricing pressure from our customers; decreased capital expenditures by wireless service providers; the possibility that the Company may be unable to successfully execute its business strategies or achieve its operating objectives, generate revenue growth or achieve profitability expectations; successfully securing new design wins from our OEM customers, reliance on a limited number of key component suppliers, unpredictable difficulties or delays in the development of new process and products including LTCC; order cancellations or extended postponements; the risks associated with any technological shifts away from the Company's technologies and core competencies; unanticipated impairments of assets including investment values and goodwill; diversion of defense spending away from the Company's products and or technologies due to on-going military operations; and litigation involving antitrust, intellectual property, environmental, product warranty, product liability, and other issues. You are encouraged to review Anaren's 2006 Annual Report, Anaren's Form 10-K/A for the fiscal year ended June 30, 2006, Anaren's Form 10-Q for the three months ended March 31, 2007, Anaren's Form 10-Q for the three months ended December 31, 2006 and exhibits to those Reports filed with the Securities and Exchange Commission to learn more about the various risks and uncertainties facing Anaren's business and their potential impact on Anaren's revenue, earnings and stock price. Unless required by law, Anaren disclaims any obligation to update or revise any forward-looking statement.

      Conference Call

      Anaren will host a live teleconference, open to the public, on the Anaren Investor Info, Live Webcast Web Site (http://www.anaren.com) and ccbn.com at http://www.streetevents.com on Thursday, April 26 at 5:00 p.m. EDT. A replay of the conference call will be available at 8:00 p.m. (EDT) beginning April 26, 2007 through midnight April 30, 2007. To listen to the replay, interested parties may dial in the U.S. at 1-888-203-1112 and international at 1-719-457-0820. The access code is 8436051. If you are unable to access the Live Webcast, the dial in number for the U.S. is 1-800-269-6183 and International is 1-719-457-2682.

      Company Background

      Anaren designs, manufactures and sells complex microwave signal distribution networks and components for the wireless communications, satellite communications and defense electronics markets. For more information on Anaren's products, visit our Web site at www.anaren.com.

                          Anaren, Inc. and Subsidiaries
                 Consolidated Condensed Statements of Income
                                   (Unaudited)

                                 Three Months Ended                  Nine Months Ended
                                Mar. 31,         Mar. 31,          Mar. 31,      Mar. 31,
                                  2007             2006              2007         2006
Sales                         $ 32,606,635     $ 26,701,083     $ 93,135,530     $ 76,334,454

Cost of sales                   20,573,154       16,451,676       59,160,937       48,684,975
Gross profit                    12,033,481       10,249,407       33,974,593       27,649,479
                                      36.9%            38.4%            36.5%            36.2%
Operating expenses:
  Marketing                      1,829,982        1,806,587        5,571,546        5,290,326
  Research and
   development                   2,345,034        2,187,966        6,676,042        6,491,045
  General and
   administrative                3,154,894        2,756,279        8,649,862        7,771,713
    Total operating
     expenses                    7,329,910        6,750,832       20,897,450       19,553,084

Operating income                 4,703,571        3,498,575       13,077,143        8,096,395
                                      14.4%            13.1%            14.0%            10.6%
Other income (expense):
  Other income,
   primarily interest              874,297          620,172        2,687,983        1,744,738
  Interest expense                  (6,143)          (6,143)         (18,429)         (18,429)
    Total other
     income (expense)              868,154          614,029        2,669,554        1,726,309

Income before
 income taxes                    5,571,725        4,112,604       15,746,697        9,822,704
Income expense                   1,470,000          942,000        3,836,000        2,416,000
Net income from
 continuing operations        $  4,101,725     $  3,170,604     $ 11,910,697     $  7,406,704
                                      12.6%            11.9%            12.8%             9.7%

Discontinued operations:
Income from discontinued
 operations of
 Anaren Europe                          --           81,713               --           81,713

Net income                    $  4,101,725     $  3,252,317     $ 11,910,697     $  7,488,417
                                      12.6%            12.2%            12.8%             9.8%

Basic earnings per share:
  Income from
   continuing operations      $       0.24     $       0.19     $       0.68     $       0.43
  Income from
   discontinued operations            0.00             0.00             0.00             0.01
Net income                    $       0.24     $       0.19     $       0.68     $       0.44

Diluted earnings per share:
  Income from
   continuing operations      $       0.23     $       0.19     $       0.66     $       0.42
  Income from
   discontinued operations            0.00             0.00             0.00             0.00
  Net income                  $       0.23     $       0.19     $       0.66     $       0.42

Shares used in computing
  net income Per share:
  Basic                         17,397,647       16,946,993       17,504,946       17,124,494
  Diluted                       17,699,597       17,547,333       17,921,998       17,623,362

                          Anaren, Inc. and Subsidiaries
                      Consolidated Condensed Balance Sheets

                                              Mar. 31, 2007     June 30, 2006
                                               (Unaudited)       (Unaudited)
Assets:
Cash, cash equivalents and
 short-term investments                       $  56,836,391    $  82,492,947
Accounts receivable, net                         19,107,794       16,362,011
Other receivables                                 1,384,795        1,176,009
Inventories                                      26,144,764       21,827,271
Other current assets                              2,757,462        2,312,471
  Total current assets                          106,231,206      124,170,709

Net property, plant and equipment                33,042,541       27,635,161
Securities held to maturity                      22,522,594        6,131,425
Goodwill                                         30,715,861       30,715,861
Other intangibles                                   111,718          340,371
Other assets                                         76,902           32,902
  Total assets                                $ 192,700,822    $ 189,026,429

Liabilities and stockholders' equity
  Liabilities:
Accounts payable                              $   6,380,908    $   6,798,793
Accrued expenses                                  2,841,617        3,254,816
Customer advance payments                           483,722          483,722
Other liabilities                                 1,250,878        1,473,011
  Total current liabilities                      10,957,125       12,010,342

Other non-current liabilities                     4,726,363        4,897,687
  Total liabilities                              15,683,488       16,908,029

Stockholders' equity:
Retained earnings                                82,404,550       70,493,853
Common stock and additional paid-in capital     187,284,386      182,049,235
Accumulated comprehensive loss                     (550,014)        (441,397)
  Less cost of treasury stock                   (92,121,588)     (79,983,291)
  Total stockholders' equity                    177,017,334      172,118,400
Total liabilities and stockholders' equity    $ 192,700,822    $ 189,026,429

                          Anaren, Inc. and Subsidiaries
      Gross Profit, Operating Income, and Net Income Excluding Stock Based
                              Compensation Expense

      The following table reconciles the Company's net income, gross profit, operating income and earnings per share as reported under accounting principles generally accepted in the United States (GAAP) with those financial measures as adjusted for stock based compensation expense and presented in the accompanying news release and associated teleconference. These calculations are not prepared in accordance with GAAP and should not be viewed as alternatives to GAAP. In keeping with its historical financial reporting practices, the Company believes that the supplemental presentation of these calculations provides meaningful non-GAAP financial measures to help investors understand and compare business trends among different reporting periods on a consistent basis, independent of this reported non-cash charge. Readers are cautioned not to view non-GAAP results presented in the table as an alternative to GAAP results or as being comparable to results reported or forecasted by other companies, and should refer to the reconciliation of GAAP results with non-GAAP results for the third quarters and first nine months of fiscal years 2007 and 2006, respectively.

                                 Three Months Ended             Nine Months Ended
                                Mar. 31,      Mar. 31,        Mar. 31,       Mar. 31,
                                  2007          2006            2007           2006

Sales                         $32,606,635    $26,701,083    $93,135,530    $76,334,454

GAAP gross profit              12,033,481     10,249,407     33,974,593     27,649,479
% of sales                           36.9%          38.4%          36.5%          36.2%

Stock based
 compensation expense             234,013        242,028        745,757        817,531

Gross profit
 excluding stock based
 compensation expense         $12,267,494    $10,491,435    $34,720,350    $28,467,010
% of sales                           37.6%          39.3%          37.3%          37.3%


GAAP operating income           4,703,571      3,498,575     13,077,143      8,096,395
% of sales                           14.4%          13.1%          14.0%          10.6%

Stock based
 compensation expense             850,441        864,234      2,499,990      2,590,491

Operating income
 excluding stock based
 compensation expense         $ 5,554,012    $ 4,362,809    $15,577,133    $10,686,886
% of sales                           17.0%          16.3%          16.7%          14.0%

GAAP net income                 4,101,725      3,252,317     11,910,697      7,488,417
% of sales                           12.6%          12.2%          12.8%           9.8%
Stock based
 compensation expense,
 net of tax                       684,441        787,888      2,011,990      2,363,891

Net income excluding
 stock based
 compensation expense         $ 4,786,166    $ 4,040,205    $13,922,687    $ 9,852,308
% of sales                           14.7%          15.1%          14.9%          12.9%


Diluted earnings per share:
GAAP net income               $      0.23    $      0.19    $      0.66    $      0.42
Stock based compensation
 expense, net of tax                 0.04           0.04           0.12           0.14

Net income per share
 excluding stock based
 compensation expense         $      0.27    $      0.23    $      0.78    $      0.56

Shares used in computing
 net income per share:
Diluted                        17,699,597     17,547,333     17,921,998     17,623,362

                          Anaren, Inc. and Subsidiaries
               Consolidated Condensed Statements of Cash Flows
                                   (Unaudited)

                                               Nine Months     Three Months
                                                  Ended           Ended
                                              Mar. 31, 2007   Mar. 31, 2007
Cash flows from operating activities:
  Net income                                   $ 11,910,698    $  4,101,726

Adjustments to reconcile net income to
 net cash provided by operating
 activities:

  Depreciation and amortization
   of plant and equipment                         3,883,490       1,359,274
  Amortization of intangibles                       228,653          74,217
  Gain on sale of land                              (77,508)             --
  Stock based compensation                        2,475,615         847,295
  Provision for doubtful accounts                   (21,714)             12
  Deferred income taxes                             344,000          96,000
  Receivables                                    (2,724,070)     (2,656,432)
  Inventories                                    (4,317,493)        674,506
  Accounts payable                                 (417,885)     (1,388,758)
  Other assets and liabilities                   (1,848,432)        160,250
  Net cash provided by operating activities       9,435,354       3,268,090

Cash flows from investing activities:
  Capital expenditures                           (9,347,870)     (3,174,967)
  Increase in other assets                               --              --
  Proceeds from sale of land                        134,508              --
  Net maturities (purchases) of
   marketable debt and equity securities          7,763,571       8,411,440
  Net cash (used in) provided
   by investing activities                       (1,449,791)      5,236,473

Cash flows from financing activities:
  Stock options exercised                         2,128,732          17,544
  Tax benefit from exercise of stock options        630,803           2,047
  Purchase of treasury stock                    (12,138,297)    (12,138,297)
  Net cash provided by (used in)
   financing activities                          (9,378,762)    (12,118,706)

  Effect of exchange rates                         (108,617)       (163,100)

  Net increase (decrease) in
   cash and cash equivalents                     (1,501,816)     (3,777,243)

Cash and cash equivalents at
 beginning of period                             15,733,214      18,008,641
Cash and cash equivalents at
 end of period                                 $ 14,231,398    $ 14,231,398